Exhibit 10.1

FOURTH AMENDMENT TO
TALMER BANCORP, INC. EQUITY INCENTIVE PLAN

March 25, 2015

THIS FOURTH AMENDMENT to the Talmer Bancorp, Inc. Equity Incentive Plan (the “Amendment”) is effective as of March 25, 2015. All capitalized terms used, but not defined, in this Amendment have the same meanings as in the Talmer Bancorp, Inc. Equity Incentive Plan, as amended (the “Plan”).

Recitals

The Plan has been approved and adopted by the board of directors and shareholders of Talmer Bancorp, Inc. (the “Company”).

Pursuant to Section 11.01 of the Plan, the board of directors of the Company has adopted this Amendment to the Plan as of March 25, 2015.

Amendments

The Plan is hereby amended as follows:

1.    Section 8.06 of the Plan is hereby deleted and replaced with the following:

8.06    Rights as a Shareholder. Any dividends or distributions made with respect to any Restricted Share Rights shall, in the sole discretion of the Administrator, be either paid out to the Participants or held by the Company and not distributed to the Participants until such time, and to the extent that, the Restricted Share Rights vest in accordance with the terms hereof.

2.    After the date of this Amendment, all references in the Plan to the “Plan” shall mean the Plan, as amended by this Amendment. The Plan is hereby amended accordingly.

3.    The Plan and this Amendment, together, set forth the entire agreement and understanding of the parties to them, and supersede all prior agreements, arrangements and communications, whether oral or written, with respect to their subject matter. Except as modified by this Amendment, the Plan remains unchanged and, as modified, continues in full force and effect. In the event of any conflict between the terms of the Plan and the terms of this Amendment, the terms of this Amendment shall control.